MASSACHUSETTS FINCORP, INC.
                     COMMITTEE TO ENHANCE STOCKHOLDER VALUE

March 27, 2000

Dear Fellow Stockholder:

     On behalf of the Committee to Enhance Stockholder Value (the "Committee"), I am writing to thank those stockholders who have voted FOR the election of the three nominees of the Committee (the "Committee Nominees") to the board of directors of Massachusetts Fincorp, Inc. (the "Company"). If you have not yet voted, I have enclosed a White proxy card and envelope for your convenience.

     We believe that the election of the Committee Nominees will better assure that the interests of all stockholders are protected and that stockholder value will be enhanced.

                 EXAMINE MANAGEMENT'S RECORD - YOU BE THE JUDGE

* DECLINING EARNINGS. Net income has declined in every quarter since the Company went public in December 1998.

* UNDERPERFORMING STOCK PRICE. The Company's stock price as a percentage of book value per share was 68% as of March 8th, which was one of the lowest of all publicly traded thrifts in Massachusetts.

* WASTEFUL EXPENDITURE OF STOCKHOLDERS' INVESTMENT. Measured by its efficiency ratio (which is non-interest expense as a percent of the sum of net interest income and non-interest income), the Company is one of the least efficient (i.e., costliest to operate) of all publicly traded thrifts in Massachusetts.

* $2,200,000 FOR NEW EXECUTIVE OFFICES. The board approved the purchase of a one-acre parcel of land in Quincy, Massachusetts for $975,000 and spent an additional $1,250,000 to remove an existing structure and construct the new executive headquarters.

* REFUSING TO EXPAND THE BOARD AND AVOID THE PROXY FIGHT. The Company could have easily avoided a costly proxy contest, costly to the Committee and to you!

* AMENDING THE BYLAWS TO ELIMINATE STOCKHOLDER RIGHTS. The Company's legal counsel sent me a letter on January 19th indicating that the Company had changed its By-laws and that the Committee Nominees were ineligible to run for board seats. On February 1, 2000, the Company, after wasting stockholders money on legal fees to change the By-laws, withdrew the changes.

                         VOTE THE WHITE PROXY CARD ONLY
                                  -----
          WE REQUEST THAT YOU NOT RETURN THE COMPANY'S BLUE PROXY CARD

     In addition to the above, I want to clarify certain information that we previously provided to stockholders. On page 28 of the 1999 Annual Report and on page 12 of the Notice of Annual Meeting of Stockholders that you received from the Company, management goes into great detail on the matter of "Related Party Transactions". They did not disclose payments to one of the directors for legal fees in connection with the acquisition and development of the $2.2 million executive headquarters.

     Contrary to our previous statement, management was not required to report these payments under Securities and Exchange Commission Regulation 404(b). However, we strongly believe that this information should have been reported to all stockholders in the "Related Party Transactions" disclosure contained in the Annual Report and Proxy Statement. We believe that payments of legal fees to directors are related party transactions, are material and should be fully disclosed to stockholders.


                             YOUR VOTE IS IMPORTANT
                             ----------------------

*    No matter how many shares you own, we are seeking your support.

* PLEASE VOTE FOR MESSRS. JAINDL, BUCK AND SCHANTZ by signing, dating, and mailing in the enclosed postage-paid envelope the enclosed WHITE PROXY CARD as soon as possible. Only your latest dated proxy counts.

* Even if you have already returned a proxy to the Company's board of directors, you have every legal right to revoke it by signing, dating, and mailing the enclosed White proxy card or by voting in person at the annual meeting.


You Can Call If You Have Questions

     If you have any questions or require any assistance, please contact Mark Jaindl at (610) 336-0653 ext. 112, or our proxy solicitors, Beacon Hill Partners, at (800) 755-5001.

     The Committee believes that it is in your best interest to elect the Committee Nominees as Directors at the Annual Meeting. The Committee Strongly Recommends a Vote "FOR" the Committee Nominees.

                                            Sincerely,


                                            /s/ Mark W. Jaindl
                                            The Committee to Enhance Stockholder
                                            Value

            PLEASE SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT
                                      ----------------
                            IN THE ENCLOSED ENVELOPE.